KODIAK ENERGY, INC. ANNOUNCES TERMINATION OF BRINK ACQUISITION

August 19, 2008

CALGARY, ALBERTA – (MARKET WIRE) – 19/08/08 – Kodiak Energy, Inc. (TSX-V: KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation") reports that the proposed plan of arrangement with Brink Energy Ltd. (“Brink”), a private Alberta junior oil and gas corporation, has been terminated.

Kodiak had made best efforts to complete the transaction within the previously disclosed timelines defined in the binding letter agreement (“Agreement”) signed on June 18, 2008.  The management of Kodiak believes Brink did not meet the requirements of the Agreement.  Kodiak is reviewing the options available to the Corporation including recovery of the secured one million dollar loan advanced to Brink on June 20, 2008, recovery of the break fee comprising certain leased Brink mineral interests as set out in the Agreement, and all related transaction costs.

Kodiak will continue to report any updates regarding this transaction as they become available.

All dollar amounts in this press release are stated in Canadian dollars.

This press release does not constitute an offer of any securities.

About Kodiak
Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration.  Kodiak has lease holdings in Montana, southeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements.  The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements."  The Corporation's business is subject to various other risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions.  The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.  The Corporation cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov under the Company’s profile as well as on Kodiak's website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contact:
Kodiak Energy, Inc.
William Tighe, President and Chief Executive Officer
Phone:  +1 (403) 262-8044
Email:  info@kodiakpetroleum.com
Website: www.kodiakpetroleum.com